Exhibit 10.1

TREDEGAR CORPORATION

NOTICE OF STOCK UNIT AWARD

You have been granted the following Stock Unit Award by the Executive Compensation Committee of the Board of Directors of Tredegar Corporation (“Tredegar”):

Name of Participant:	[____________________]

Date of Grant:	_______________, 2015

Number of Stock Units:	[Number]

Vesting:	The requirements for earning and vesting in the award are set forth in the attached Stock Unit Award Terms and Conditions.

Expiration Date:	None.

Transferability:	None; other than by will or the laws of descent and distribution as set forth in the attached Stock Unit Award Terms and Conditions.

In addition to the foregoing terms, your Stock Unit Award is subject to all of the terms and conditions contained in the attached Stock Unit Award Terms and Conditions which are incorporated in this Notice of Stock Unit Award by this reference. If any provision of this Notice of Stock Unit Award is inconsistent with the aforementioned Stock Unit Award Terms and Conditions, the Stock Unit Award Terms and Conditions will control.

Please acknowledge your acceptance of this Stock Unit Award and the attached Stock Unit Award Terms and Conditions by signing and returning one copy of this Notice of Stock Award to Pat Thomas, Tredegar Corporation, 1100 Boulders Parkway, Richmond, Virginia, 23225.

TREDEGAR CORPORATION

By:

Participant

Date:

TREDEGAR CORPORATION

STOCK UNIT AWARD TERMS AND CONDITIONS

THESE STOCK UNIT AWARD TERMS AND CONDITIONS (“Terms and Conditions”) effective as of the ____ of _______________, 2015, govern the Stock Unit Award made by Tredegar Corporation, a Virginia corporation (the “Company”), to the participant (the “Participant”) named in the Notice of Stock Unit Award to which these Terms and Conditions are attached (the “Grant Notice”), and are made in accordance with and subject to the provisions of the Company’s Amended and Restated 2004 Equity Incentive Plan (the “Plan”). A copy of the Plan has been made available to Participant. All terms used in these Terms and Conditions that are defined in the Plan have the same meaning given them in the Plan.

1.           Grant of Stock Unit Award. In accordance with the Plan, and effective as of the Date of Grant specified in the Grant Notice (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan and these Terms and Conditions, the number of Stock Units specified in the Grant Notice (the “Stock Units”). The Participant will earn the Stock Units to the extent that the requirements of Section 2 are satisfied. The Participant’s interest in the Stock Units that are earned in accordance with Section 2 will Vest, i.e., will become nonforfeitable, to the extent that the requirements of Section 3 are satisfied. The Company will issue shares of Common Stock in accordance with Section 4 in settlement of the Stock Units, if any, that the Participant earns in accordance with Section 2 and that Vest in accordance with Section 3.

2.           Earning Stock Units. This Section 2 determines the number of Stock Units that the Participant earns under these Terms and Conditions.

(a)           Threshold Performance. The Participant will earn fifty percent (50%) of the Stock Units if the Company’s ROCE in calendar year 2017 is 12% (“Threshold”).

(b)           Target Performance. The Participant will earn one hundred percent (100%) of the Stock Units if the Company’s ROCE in calendar year 2017 is 15.5% (“Target”).

If the ROCE in calendar year 2017 is greater than the Threshold but less than the Target, the number of Stock Units earned by the Participant in excess of the Threshold award will be determined by a straight line interpolation of ROCE performance between Threshold and Target.

(c)           Maximum Performance. The Participant will earn one hundred fifty percent (150%) of the Stock Units if the Company’s ROCE in calendar year 2017 is 16.5% or greater (“Maximum”).

If the ROCE in calendar year 2017 is greater than the Target but less than the Maximum, the number of Stock Units earned by the Participant in excess of the Target award will be determined by a straight line interpolation of ROCE performance between Target and Maximum.

(d)           Change in Control. The Participant will earn all of the Stock Units at the Target level if there is a Change in Control before January 1, 2018.

For the purposes of these Terms and Conditions, the ROCE for each calendar year shall be determined by the Committee in accordance with the definition and procedures adopted by the Committee for purposes of the Company’s incentive awards.

3.           Vesting in Stock Units. The Participant’s interest in the Stock Units that are earned in accordance with Section 2 shall Vest as provided in this Section 3. For the avoidance of doubt, only Stock Units that are earned in accordance with Section 2 may Vest under this Section 3.

(a)           Continued Employment. The Participant’s interest in all of the Stock Units that are earned in accordance with Section 2 shall Vest if the Participant’s employment with the Company or its Affiliates is continuous from the Date of Grant until the date shares of Common Stock are issued in settlement of the Stock Units. Stock Units that are earned in accordance with Section 2 shall also Vest in accordance with, and to the extent provided in, the Severance Agreement.

(b)           Qualifying Termination Following a Change in Control. Section 2.03(b) of the Severance Agreement shall not apply to this Stock Unit award. The Participant’s interest in all of the Stock Units that are earned in accordance with Section 2 shall Vest upon the Participant’s termination of employment with the Company and its Affiliates without Cause or the Participant’s resignation from employment with the Company and its Affiliates with Good Reason (each, a “Qualifying Termination”), in each case on or following the Control Change Date or during the ninety (90) day period preceding the Control Change Date if the Participant’s employment with the Company or its Affiliates is continuous from the Date of Grant until the date of the Participant’s Qualifying Termination.

(c)           Death. If the Participant dies after 2017, the Participant’s interest in all of the Stock Units that are earned in accordance with Section 2 shall Vest on the date of the Participant’s death if the Participant’s employment with the Company or its Affiliates is continuous from the Date of Grant until the Participant’s death.

4.           Settlement of Stock Units. The Stock Units will be settled in accordance with this Section 4.

(a)           Committee Certification. As soon as practicable after 2017 (but no later than March 15, 2018), the Committee will determine the number of Stock Units that are earned under the provisions of Section 2 and that Vest under the provisions of Section 3. The Committee’s determination shall be set forth in writing, as part of the minutes of a meeting of the Committee, by unanimous consent or otherwise. Notwithstanding the preceding sentences the Committee’s written determination shall not be required in the case of Stock Units that are earned and that Vest pursuant to the provisions of Section 2(d) and Section 3(b), respectively.

(b)           Issuance of Common Stock. As soon as practicable after the Committee’s certification under subparagraph (a) (but no later than March 15, 2018), the Committee shall issue shares of Common Stock under the Plan in settlement of the Vested Stock Units earned by the Participant. The number of shares of Common Stock issued shall equal the number of Stock Units earned by the Participant under the provisions of Section 2 and that Vest under the provisions of Section 3. Notwithstanding the preceding sentences, shares of Common Stock shall be issued no later than the date of the Qualifying Termination on or following the Control Change Date if the Stock Units Vest pursuant to the provisions of Section 3(b).

(c)           Registration, etc. Shares of Common Stock issued in settlement of the Stock Units shall be registered in the name of the Participant on the stock transfer books of the Company and may be evidenced by one or more certificates.

(d)           Vesting in Common Stock; Holding Requirement. The Participant’s interest in the shares of Common Stock issued in settlement of the Stock Units shall be immediately vested. If the Participant is subject to the Company’s Amended and Restated Executive Stock Ownership Policy (the “Policy”) and is not in compliance with the ownership requirements in the Policy, fifty percent of the Net Shares must be retained by the Participant, i.e., those shares cannot be transferred, until the earlier of (i) the date that the Participant is in compliance with the ownership requirements of the Policy, (ii) the date that the Participant is not subject to the Policy, (iii) a Control Change Date, (iv) the date of the Participant’s death or (v) the date of the Participant’s Normal Retirement. For the purpose of this Agreement, “Net Shares” means the number of shares of Common Stock received in settlement of the Stock Units minus the number of shares, if any, surrendered by the Participant or retained by the Company to satisfy tax withholding obligations in accordance with Section 9.

5.           Forfeiture. Stock Units that are not earned in accordance with Section 2 shall be forfeited. Stock Units that are earned in accordance with Section 2 but that do not Vest in accordance with Section 3 shall be forfeited.

6.           Nontransferability. The Stock Units are nontransferable. The Participant, by will or by the laws of descent and distribution, may transfer the right to receive any Common Stock to be issued under Section 4(b) in the event of the Participant’s death after the date the Stock Units Vest and before the shares are issued. Except as provided in Section 4(d) and subject to the requirements of the securities laws, shares of Common Stock issued in settlement of the Stock Units shall be transferable when issued.

7.           Shareholder Rights. The Participant shall not have any rights as a shareholder of the Company with respect to the Stock Units. Upon the issuance of shares of Common Stock in settlement of the Stock Units, the Participant shall have all of the rights of a shareholder of the Company with respect to those shares, including the right to vote the shares and to receive, free of all restrictions, all dividends on the shares.

8.           Recoupment Policy. Participant acknowledges and agrees that the grant of this Stock Unit Award and the Participant’s rights in the Stock Units are subject to the terms and provisions of the Company’s Executive Incentive-Based Compensation Policy as in effect on the Date of Grant (the “Policy”). Participant also agrees that, notwithstanding any other provision of this Agreement, the Company is entitled to recover from the Participant all or part of any benefits or compensation received in connection with this Stock Unit Award and the Stock Units (net of any income or employment taxes paid by the Participant on account of the settlement of the Stock Units or the sale of Common Stock received in settlement of the Stock Units, after giving effect to any tax benefit available to the Participant on account of the recoupment), that are subject to recoupment under the Policy. Participant acknowledges that a copy of the Policy has been made available to the Participant.

9.           Definitions. The following definitions shall apply to these Terms and Conditions:

(a)           Cause is defined in the Severance Agreement.

(b)           Control Change Date means the date on which a Change in Control (as defined below) occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

(c)           Change in Control is defined in the Company’s Amended and Restated 2004 Equity Incentive Plan, or any successor thereto.

(d)           Good Reason is defined in the Severance Agreement.

(e)           Normal Retirement means the voluntary separation by the Participant from the employment of the Company or an Affiliate on or after the date the Participant has reached age sixty-five.

(f)           Severance Agreement means the Amended and Restated Severance Agreement between the Company and the Participant, dated as of February 3, 2014, including any amendments thereto and any successor agreement that provides for the payment of severance benefits to the Participant.

10.           Withholding. The Participant shall pay the Company any amount of taxes as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions. In lieu thereof, the Company shall have the right to retain, from the shares of Common Stock to be issued under Section 4, the number of shares of Common Stock with Fair Market Value equal to the minimum amount required to be withheld. In any event, the Company shall have the right to deduct from all amounts paid to a Participant in cash (whether under the Plan or otherwise) any taxes required to be withheld.

11.           No Right to Continued Employment. The award of the Stock Units does not give Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his or her employment at any time.

12.           Change in Capital Structure. The number of Stock Units and the performance criteria in Section 2 shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups subdivisions or consolidations of shares, other similar changes in capitalization or such other events as are described in the Plan or if the Company effects a significant sale or disposition of assets or operations on or before December 31, 2017, or if the Company completes a significant acquisition of assets or operations on or before December 31, 2017. In consideration of receiving this Stock Unit Award, Participant also agrees that the terms and conditions of other outstanding Plan awards may be adjusted as the Committee determines is equitably required or appropriate in the event the Company, on or before December 31, 2017 effects or completes a change in capitalization or a transaction described in the preceding sentence.

13.           Governing Law. These Terms and Conditions and the Grant Notice shall be governed by the laws of the Commonwealth of Virginia.

14.           Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of these Terms and Conditions or the Grant Notice, the provisions of the Plan shall govern. All references herein to the Plan shall mean the plan as in effect on the Date of Grant.

15.           Participant Bound by Plan. Participant hereby acknowledges that a copy of the Plan has been made available to him or her and agrees to be bound by all the terms and provisions of the Plan.

16.           Binding Effect. Subject to the limitations stated above and in the Plan, these Terms and Conditions and the Grant Notice shall be binding upon Participant and his or her successors in interest and the successors of the Company.